                       EMPLOYMENT AGREEMENT

     THIS AGREEMENT made as of the 1st day of January 1995 between DIXON TICONDEROGA COMPANY, a Delaware corporation (the "Company"), and RICHARD F. JOYCE (the "Executive").

BACKGROUND STATEMENTS:

       I. The Executive is presently employed by the Company as Executive Vice President.

       II. The Board of Directors of the Company (the "Board") recognizes that the Executive's contribution to the growth and success of the Company during the past several years has been substantial. The Board desires to provide for the continued employment of the Executive and to make certain changes in the Executive's employment arrangements with the Company which the Board has determined will reinforce and encourage the continued attention and dedication to the Company of the Executive as a member of the Company's management, in the best interests of the Company and its shareholders. The Executive is willing to commit himself to continue to serve the Company on the terms and conditions herein provided.

       III. In order to effect the foregoing, the Company and the Executive wish to enter into an employment agreement on the terms and conditions set forth below. Accordingly, in consideration of the promises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

       1. Term. The employment of the Executive by the Company will commence on the date hereof and end on December 31, 1998, unless further extended or sooner terminated as hereinafter provided. On December 31, 1998, and on the last day of the same month each year thereafter, the term of the Executive's employment hereunder shall be automatically extended one additional year unless, prior to such date, the Company shall have delivered to the Executive or the Executive shall have delivered to the Company written notice that the term of the Executive's employment hereunder will not be extended.

       2. Position and Duties. The Executive shall serve as Executive Vice President of the Company and shall have such responsibilities and authority as may from time to time be assigned to the Executive by the Board or the Chief Executive Officer of the Company. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company.

       3. Place of Performance. In connection with the Executive's employment by the Company, the Executive shall be based at the principal executive offices of the Company except for required travel on the Company's business to an extent substantially consistent with present business travel obligations.

       4.     Compensation and Related Matters.

              (a) Salary. During the period of the Executive's employment hereunder, the Company shall pay to the Executive a salary at a rate of $130,000 per annum in equal installments as nearly as practicable on the fifteenth and thirtieth days of each month. This salary may be increased from time to time in accordance with normal business practices of the Company and, if so increased, shall not thereafter during the term of this Agreement be decreased. Compensation of the Executive by salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of the Company. The salary payments (including any increased salary payments) hereunder shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay the Executive's salary hereunder.

              (b) Expenses. During the term of the Executive's employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures presently established by the Company.

              (c) Other Benefits. The Company shall maintain in full force and effect, and the Executive shall be entitled to continue to participate in, all of its employee benefit plans and arrangements in effect on the date hereof in which the Executive participates or plans or arrangements providing the Executive with at least equivalent benefits thereunder (including without limitation each pension and retirement plan and arrangement, supplemental pension and retirement plan and arrangement, stock option plan, life insurance and health-and-accident plan and arrangement, medical insurance plan, disability plan, survivor plan, relocation plan and vacation plan). The Company shall not make any changes in such plans or arrangements which would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executives of the Company and does not result in a proportionately greater reduction in the rights of or benefits to the Executive as compared with any other executive of the Company. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions, and overall administration of such plans and arrangements. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to paragraph (a) of this Section. Any payments or benefits payable to the Executive hereunder in respect of any calendar year during which the Executive is employed by the Company for less than the entire such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed. In the event of the termination of the Executive's employment for any reason, any equity membership for the Executive in clubs paid for in whole or in part by the Company shall be sole property of the Executive.

              (d) Vacations. The Executive shall be entitled to the number of vacation days in each calendar year, and to compensation in respect of earned but unused vacation days, determined in accordance with the Company's vacation policy. The Executive shall also be entitled to all paid holidays given by the Company to its executives.

              (e) Services Furnished. The Company shall furnish the Executive with office space, stenographic assistance, and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of his duties as set forth in Section 2 hereof.

              (f) Company Automobile. The Company shall continue to provide the Executive with a company automobile at the Company's expense under the arrangements in place immediately prior to the date hereof. In the event of a termination of Executive's employment for any reason, the Company shall assign the lease of such automobile to the Executive, who shall thereafter be obligated to perform all payment and other obligations of the Company thereunder.

       5. Termination. The Executive's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

              (a) Death. The Executive's employment hereunder shall terminate upon his death.

              (b) Disability. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of six consecutive months, and within 30 days after written notice of termination is given (which may occur before or after the end of such six-month period) shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate the Executive's employment hereunder.

              (c) Cause. The Company may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder upon (A) the failure by the Executive to substantially perform his duties hereunder (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties, or
(B) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise, or (C) the violation by the Executive of any of the provisions of this Agreement. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without (i) reasonable notice to the Executive setting forth the reasons for the Company's intention to terminate for Cause, (ii) an opportunity for the Executive, together with his counsel, to be heard before the Board of Directors of the Company, and (iii) delivery to the Executive of a Notice of Termination as defined in subsection (e) hereof from the Chairman of the Board of the Company finding that in the good faith opinion of the Chairman that the Executive was guilty of conduct set forth above in clause
(A), (B), or (C) of the preceding sentence.

              (d) Termination by the Executive. The Executive may terminate his employment hereunder (i) for Good Reason (as defined below), or
(ii) if his health should become impaired to an extent that makes his continued performance of his duties hereunder hazardous to his physical or mental health or his life, provided that the Executive shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company's request, the Executive shall submit to an examination by a doctor selected by the Company and such doctor shall have concurred in the conclusion of the Executive's doctor.

       For purposes of this Agreement, "Good Reason" shall mean (A) a Change in Control (as defined below), provided, however, that a termination by the Executive due to a Change in Control must be within 12 months after the effective date of such Change in Control, (B) failure by the Company to comply with any material provision of this Agreement which has not been cured within 15 days after notice of such noncompliance has been given by the Executive to the Board of Directors of the Company, (C) following a Change in Control (as defined below), a change by the Company by 100 miles or more of the principal location in which Executive is required to perform services, or
(D) any purported termination by the Company of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of subsection 5(e) hereof (and for purposes of this Agreement no such purported termination by the Company shall be effective).

       For purposes of this Agreement, a "Change in Control" shall be deemed to occur on the occurrence of any of the following events without the prior written approval of a majority of the entire Board of Directors of Employer as it exists immediately prior to such event; provided that, in the case of an event described in (1) or (3) below, such approval occurs before the time of such event and, in the case of an event described in (2) below, such approval occurs prior to the time that any other party to the event described in (2) (or any Affiliate or Associate thereof) acquires 20% or more of the Voting Power:

                     (1) The acquisition by an entity, person or group (including any Affiliates or Associates of such entity, person or group) of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, of capital stock of the Company entitled to exercise more than 50% of the outstanding voting power of all capital stock of the Company entitled to vote in elections of directors ("Voting Power");

                     (2)    The effective time of (I) a merger or
consolidation of the Company with one or more other corporations as a result of which the holders of the outstanding Voting Power of the Company immediately prior to such merger or consolidation (other than the surviving or resulting corporation or any Affiliate or Associate thereof) hold less than 50% of the Voting Power of the surviving or resulting corporation, or (II) a transfer of a majority of the voting Power, or a Substantial Portion of the Property, of the Company other than to an entity of which the company owns at least 50% of the Voting Power. The term "Substantial Portion" means 75% or more of the aggregate book value of the assets of the Company and its Affiliates and Associates (for purposes of subparagraphs d(1) and d(2), the terms "affiliates" and "associates" shall have the same meanings as those terms are defined in Section 12b-2 under the Securities and Exchange Act of 1934); or

                     (3) The election to the Board of Directors of the Company of directors constituting a majority of the number of directors of the Company then in office.

              (e) Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive (other than termination pursuant to subsection (a) above) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

              (f)    Date of Termination.  "Date of Termination" shall mean
(i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated pursuant to subsection (b) above, 30 days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such 30 day period, (iii) if the Executive's employment is terminated pursuant to subsection (e) above, the date specified in the Notice of Termination, and (iv) if the Executive's employment is terminated for any other reason, the date on which the Notice of Termination is given; provided that if within 30 days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award, or by a final judgment, order, or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

       6.     Compensation Upon Termination or During Disability.

              (a) Salary During Disability. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("disability period"), the Executive shall continue to receive his full salary at the rate then in effect for such period until his employment is terminated pursuant to Section 5(b) hereof, provided that payments so made to the Executive during the first 180 days of the disability period shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under disability benefit plans of the Company and which were not previously applied to reduce any such payment.

              (b) Compensation Upon Death. If the Executive's employment is terminated by his death, the Company shall pay to the Executive's spouse, or if he leaves no spouse, to his estate, commencing on the next succeeding day which is the fifteenth day or last day of the month, as the case may be, and semimonthly thereafter on the fifteenth and last days of each month, an amount on each payment date equal to 25% of the semimonthly salary payment payable to the Executive pursuant to Section 4(a) hereof at the time of his death throughout the remainder of the then current term hereof.

              (c) Compensation Upon Termination for Cause. If the Executive's employment shall be terminated for Cause, the Company shall pay the Executive his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations to the Executive under this Agreement.

              (d) Compensation Upon Termination for Company's Breach of Agreement or For Good Reason. If (A) in breach of this Agreement, the Company shall terminate the executive's employment other than pursuant to
Section 5(b) or 5(c) hereof or (B) the Executive shall terminate his employment for Good Reason, then

                     (i) the Company shall pay the Executive his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given;

                     (ii) in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay as severance pay to the Executive an amount equal to the product of
(A) the Executive's annual salary rate in effect as of the Date of Termination, multiplied by (B) the greater of the number of years (including partial years) remaining in the term of employment hereunder or the number two, such payment to be made (X) if resulting from a termination based on a change of control of the Company, in a lump sum on or before the fifth day following the Date of Termination, or (Y) if resulting from any other cause, in substantially equal semimonthly installments on the fifteenth and last days of each month commencing with the month in which the Date of Termination occurs and continuing for six months; and

                     (iii) the Company shall pay the Executive's Bonus for the year in which such termination takes place. For purposes of this paragraph 6(d)(iii), the term "Bonus" shall mean the amount determined by multiplying the Executive's base salary at the rate in effect at the time Notice of Termination is given by a percentage that is the average percentage of base salary that was paid (or payable) to the Executive as a bonus under any Company bonus plan or arrangement, for the three full fiscal years of the Company immediately preceding the delivery of the Notice of Termination.

              (e) Compensation in Case of Health Impairment. If the Executive shall terminate his employment under clause (ii) of Section 5(d) hereof, the Company shall pay the Executive his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given.

              (f) Employee Benefit Plans. Unless the Executive is terminated for Cause, the Company shall maintain in full force and effect, for the continued benefit of the Executive for the greater of the number of years (including partial years) remaining in the term of employment hereunder or the number three, all employee benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination provided that the Executive's continued participation is possible under thegeneral terms and provisions of such plans and programs.

              (g) Acceleration of Options. If upon the date of termination of Executive's employment, other than a termination by the Company for Cause, the Executive holds any options with respect to stock of Company, all such options will, regardless of whether or not they are vested, immediately become exercisable upon such date and will be exercisable for 90 days thereafter. To the extent such acceleration of exercise of such options is not permissible under the terms of any plan pursuant to which the options were granted, the Employer will pay to the Executive, in a lump sum, within 90 days after termination of employment, an amount equal to the excess, if any, of the aggregate fair market value of all stock of the Employer subject to such options, determined on the date of termination of employment, over the aggregate option price of such stock, and the Executive will surrender all such options unexercised.

       7. Disclosure of Information. The Executive recognizes and acknowledges that the list of the Company's customers, as it may exist from time to time, is a valuable, special, and unique asset of the Company's business. The Executive will not, during or after the term of his employment, disclose the list of the Company's customers or any part thereof to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever. In the event of a breach or threatened breach by the Executive of the provisions of this paragraph, the Company shall be entitled to an injunction restraining the Executive from disclosing, in whole or in part, the list of the Company's customers, or from rendering any services to any person, firm, corporation, association, or other entity to whom such list, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Executive.

       8. Inventions. All ideas, inventions, and other developments conceived by Executive, alone or with others, during the term of his employment, whether or not during working hours, that are within the scope of Company's business operations or that relate to any of Company's work or projects, are the exclusive property of Company. Executive agrees to assist Company, at its expense, to obtain patents on any such patentable ideas, inventions, and other developments, and agrees to execute all documents necessary to obtain such patents in the name of Company.

       9. Restrictive Covenant. Notwithstanding anything in this Agreement to the contrary, if, during the initial term or thereafter, this Employment Agreement terminates or if Executive's employment is terminated under this Agreement, with or without cause, voluntarily or involuntarily, by either party, Executive agrees that for a period of two years after the termination of employment he shall not own, manage, operate, control, be employed by, act as an agent for, participate in, or be connected in any manner with the ownership, management, operation, or control of any business which is engaged in businesses which are or may be competitive to the business of the Company. It is the intention of the parties that the Company be given the broadest protection allowed by law with regard to the restrictions herein contained. In the event of a breach or a threatened breach by the Executive of provisions in this paragraph, the Company shall be entitled to an injunction restraining the Executive from such breach or threatened breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Executive.
This covenant on the part of the Company and Executive shall be construed as an agreement independent of any other provision of this Agreement and the existence of any claim or cause of action by the Executive against the Company whether predicated upon this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of this covenant.

       10. Successors; Binding Agreement. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

       11. Notice. For the purposes of this Agreement, notices, demands, and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

       If to the Executive:        Richard F. Joyce
                                   ______________________________
                                   ______________________________

       If to the Company:          Dixon Ticonderoga Company
                                   c/o Gino N. Pala
                                   2600 Maitland Center Parkway, Suite 200
                                   Maitland, Florida 32751

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

       12. Miscellaneous. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by the Executive and the Company's President or such other officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Florida.

       13. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

       14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

       IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                         DIXON TICONDEROGA COMPANY,
                                         a Delaware corporation



Attest:                                  By: /s/ Gino N. Pala
                                            ----------------------

                                         As its: Chairman and CEO
                                                ------------------

By: /s/ Laura VanCamp
   --------------------------

                                          Executive

                                           /s/ Richard F. Joyce
                                          ------------------------
                                          Richard F. Joyce